Exhibit 2.14

EXCO HOLDING (PA), INC.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

January 13, 2011

BG US Production Company, LLC

5444 Westheimer, Suite 1200

Houston, Texas 77056

Attention: Jon Harris, Asset General Manager

EXCO Resources (PA), LLC

3000 Ericson Dr., Suite 200

Warrendale, Pennsylvania 15086

Attention: President and General Manager

RE: Fifth Amendment to the Membership Interest Transfer Agreement

Dear Sirs:

Reference is made to that certain Membership Interest Transfer Agreement by and between EXCO Holding (PA), Inc. (“EXCO”) and BG US Production Company, LLC (“BG”), dated as of May 9, 2010 (as it may have been amended from time to time, the “MITA”).

BG delivered an Environmental Defect Notice to EXCO on August 27, 2010 (the “Notice”) which identified certain Environmental Defects which BG claimed affected the Assets (the “Alleged Environmental Defects”). On September 27, 2010, EXCO notified BG that, among other things, it did not believe that the Notice asserted any Environmental Defects, and in any case, any Alleged Environmental Defects asserted therein that is proven would not exceed the Environmental Deductible.

BG and EXCO subsequently discussed the Alleged Environmental Defects but as of the date of this letter agreement have been unable to resolve their differences regarding such defects. However, the Parties desire to commence the process of remediating certain conditions on the Assets associated with certain of the Alleged Environmental Defects (through EXCO Resources (PA), LLC, the jointly-held Delaware limited liability company, which, among other things, is responsible for the operation of the Assets (“Operator”)), while reserving all of their rights under the MITA with respect to the Alleged Environmental Defects, all in accordance with the terms and conditions of this letter agreement.

In consideration of the mutual promises contained herein and in the MITA and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, EXCO and BG hereby agree as follows:

1. The MITA shall be amended as follows:

A. The first two sentences of Section 12.1(f) of the MITA shall be replaced in their entirety with the following:

EXCO and BG shall attempt to agree on all disputes (i) relating to Pre-Closing Environmental Defects and/or the Remediation Amounts relating thereto prior to Closing or (ii) relating to Post-Closing Environmental Defects (including the remediation thereof, if applicable) and/or the Remediation Amounts relating thereto prior to the date that is 30 days after completion of those remediation activities identified on Schedule 12.1 (f) attached hereto (the “Relevant Remediation Activities”). At any time prior to agreement on all such matters, either of EXCO or BG may refer the Environmental Defects and/or Remediation Amounts in dispute to exclusive and final resolution by the Environmental Arbitrator pursuant to this Section 12.1 (f).

B. Schedule 12.1(f) attached hereto shall be attached to the MITA as a new Schedule 12.1(f).

C. Appendix I to the MITA shall be amended to include the following in the appropriate alphabetical order:

“Relevant Remediation Activities” shall have the meaning set forth in Section 12.1 (f).

D. The list of Schedules on page vii to the MITA shall be amended to add the following at the end of such list:

Schedule 12.1(f) – Relevant Remediation Activities

2. The Parties shall cause the Operator to commence the Relevant Remediation Activities as soon as reasonably practicable, and each Party (on its own behalf and on behalf of its Subsidiaries) shall be responsible for an undivided 50% of the costs of such Relevant Remediation Activities. The Parties shall cause the Operator to track all costs expended in connection with the Relevant Remediation Activities, and on or before the 30th day following the last day of each month, commencing with December 2010 and ending with the month in which the Relevant Remediation Activities are completed, the Parties shall cause the Operator to provide EXCO and BG with a report identifying by specific Alleged Environmental Defect the costs incurred in connection with the Relevant Remediation Activities during such month and the aggregate costs incurred in connection with the Relevant Remediation Activities as of the end of such month, as well as projections of the costs reasonably anticipated to be expended in connection with Relevant Remediation Activities in the following three month period and 12 month period.

3. In the event any Subject Interests are reassigned by a Newco or Operator (a “Reassigning Party”) to EXCO pursuant to Section 12.1(c)(ii)(B), within 10 days of any such reassignment, there shall be a financial adjustment between such parties such that EXCO shall reimburse such Reassigning Party for all costs and expenses incurred by such Reassigning Party with respect to such Subject Interests after the Closing, including any remediation expenses paid pursuant to paragraph 2 of this letter agreement, and such Reassigning Party shall pay EXCO an amount equal to all revenues received by such Reassigning Party attributable to such Subject Interests after the Closing. Any amounts owing between a Newco or Operator and EXCO as set forth in this paragraph 3 may be netted, so that any such financial adjustment between such parties may be paid in a single payment.

4. For the avoidance of doubt, BG and the Newcos shall be entitled to reimbursement from EXCO (without duplication) for those amounts expended by such Persons in excess of the Environmental Deductible for remediating those Alleged Environmental Defects that have been finally determined, either by agreement of the Parties or by the final resolution of the Environmental Arbitrator, to be “Environmental Defects” under the MITA (as amended hereby).

5. Each Party expressly reserves all of its rights under Section 12.l(c)(ii) of the MITA (including, with respect to BG, the right to waive an Environmental Defect in writing) until a final resolution by agreement of the Parties or decision by the Environmental Arbitrator is reached regarding the Alleged Environmental Defects.

*    *     *     *     *

Except as modified by this letter agreement, the MITA remains in full force and effect.

Capitalized terms used in this letter agreement but not otherwise defined in this letter agreement shall have the meaning given to such terms in the MITA. The terms of Sections 15.15 and 15.16 of the MITA are incorporated by reference as if set out in full herein. This letter agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

[Signature Page Follows]

If this letter agreement correctly sets forth our understanding, please execute three copies of this letter agreement, and return two originals to the undersigned at the address provided in the MITA. This letter agreement shall be effective for all purposes as of May 9, 2010.

Very truly yours,

EXCO HOLDING (PA), INC.

By:	/s/ William L. Boeing

Name:	William L. Boeing

Title:	Vice President and General Counsel

Agreed and accepted on January 13, 2011

BG US PRODUCTION COMPANY, LLC

By:	/s/ Jon Harris

Name:	Jon Harris

Title:	Vice President

Agreed and accepted on January __, 2011

EXCO RESOURCES (PA), LLC

By:	/s/ ED LONG

Name:	ED LONG

Title:	VP OPERATIONS

cc:

BG North America, LLC

5444 Westheimer, Suite 1775

Houston, Texas 77056

Attention: Chris Migura

Morgan, Lewis & Bockius LLP

1000 Louisiana, Suite 4200

Houston, Texas 77002

Attention: David F. Asmus

EXCO Resources, Inc.

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Attention: William L. Boeing Vice President, General Counsel And Secretary

Vinson & Elkins L.L.P.

2500 First City Tower

1001 Fannin Street

Houston, Texas 77002-6760

Attention: Stephen C. Szalkowski

EXCO Resources (PA), LLC

3000 Ericson Dr., Suite 200

Warrendale, Pennsylvania 15086

Attention: Vice President, Legal